Exhibit 99.1

Investor Briefing August 18, 2009

Participants Tom Smith President and Chief Executive Officer Betsy Higgins Executive Vice President and Chief Financial Officer

Certain of the statements made by representatives of Oglethorpe Power Corporation (An Electric Membership Corporation) (“Oglethorpe”) during the course of this presentation that are not historical facts are forward-looking statements. Although Oglethorpe believes that the assumptions underlying these statements are reasonable, you are cautioned that such forward-looking statements are inherently uncertain and involve necessary risks that may affect Oglethorpe’s business prospects and performance, causing actual results to differ from those discussed during the presentation. When considering forward-looking statements, you should keep in mind risk factors and other cautionary statements included in Oglethorpe’s SEC filings. Any forward-looking statements made are subject to all the risks and uncertainties, many of which are beyond management’s control, as described in Oglethorpe’s SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Oglethorpe’s actual results and plans could differ materially from those expressed in any forward-looking statements. Oglethorpe undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events. This electronic presentation is provided as of August 18, 2009. If you are viewing this presentation after that date, there may have been events that occurred subsequent to such date that would have a material adverse effect on the financial information that was presented, and Oglethorpe has not undertaken any obligation to update the electronic presentation. Risk Factors and Forward-Looking Statements 2

Oglethorpe Power Corporation Overview Not-for-profit Georgia electric membership corporation. Provides wholesale electric power to Members- 38 of the 42 distribution cooperatives in Georgia. Members serve approximately 4.1 million people. No residential competition. Competition only at inception for large C&I loads. 68% of Members’ load is residential. Take-or-pay, joint and several Wholesale Power Contracts through 2050. Allows for recovery of all costs, including debt service. Rates not subject to the approval of any governmental authority. Rate schedule is subject only to RUS approval. Owns or leases approximately 5,200 MW of generation capacity; operates, contracts for or schedules another 1,600 MW on behalf of Members. Senior secured and short-term debt ratings are: A3/P-2, A/A-1, A/F1. = Georgia EMCs 3

Second Quarter 2009 - Highlights Net margin of $28.5 million for the first two quarters of 2009. Budget for 2009 to achieve a 1.12x MFI Ratio. Anticipate margin of approximately $26.7 million for 2009. Board approved further increase in MFI to 1.14x for 2010. $841 million unrestricted available liquidity as of August 12, 2009. Includes new $250 million secured CFC credit facility: revolver through 12/31/2013 with optional term-out maturing 12/31/2043. Began progress payments for Vogtle Units 3&4 construction. Continued engineering and design work on two Biomass facilities. Purchased 500 MW Hawk Road Energy Facility (f/k/a Heard County Power) from Dynegy. In July, announced intent to buy 300 MW Hartwell CT Facility from Bicent and International Power. Expected closing in September. 4

Residential Retail Rate Comparison (Cents per kWh) Members’ Competitive Position 8.2 8.2 8.8 9.1 9.3 9.8 9.1 8.9 8.6 7.6 7.3 10.0 6 7 8 9 10 11 2003 2004 2005 2006 2007 2008 Oglethorpe Member Average Georgia Power 5

Diverse Mix of Generating Resources

OglethorpePower

2009 Capacity (a)


11%
19%
24%
46%
Nuclear
Coal
Gas
Hydro

~6,400 MW

Q1 & Q2 2009 Energy (a)


4%
13%
43%
40%

~10.5 Million MWh


Rocky Mountain Pumped-storage Hydroelectric Plant
Sewell Creek Energy Facility
Plant Wansley
Chattahoochee Energy Facility
Hawk Road Energy Facility
Talbot Energy Facility
Hartwell
Doyle
Plant Scherer
Plant Vogtle
Smarr Energy Facility
Plant Hatch
Gas
Hydro
Coal
Nuclear

(a) Represents resources owned, leased, contracted for or operated by Oglethorpe in 2008. Excludes SEPA. Capacity reflects planning capacity which is higher than nameplate capacity represented in Oglethorpe's 10-K. Energy differs from sales to Members represented in Oglethorpe's 10-K as energy from pumped storage hydro is included above as well as energy from Member owned Smarr EMC assets.

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Purchased 500 MW Hawk Road Energy Facility (f/k/a Heard County Power) from Dynegy. 3 natural gas fired CTs. Assumed power purchase and sale agreement with 7 of our Members to provide 500 MW output through 2015. After PPA expires, will be available to serve the load of all 37 subscribing Members. Transaction valued at $203 million including $105 million purchase price and $98 million liability for PPA. Seeking permanent financing from RUS. Agreed to purchase 300 MW Hartwell Energy Facility. 2 oil and gas-fired CTs. OPC has agreement to purchase output through May 2019 and right of first refusal on any sale of plant. OPC exercised ROFR in July after Southern Power offered to buy plant. Purchase price of $148.5 million plus working capital adjustment. Including approximately $54 million of existing project debt to be paid-off. Expected closing in September, subject to applicable regulatory approvals. Will seek permanent financing from RUS. Recent and Pending Acquisitions Hawk Road Energy Facility Hartwell Energy Limited Partnership Heard County Power LLC Hartwell Energy Facility 7

Resource Fuel Oglethorpe Ownership Share Operator Oglethorpe's Expected Total Cost Expected In-Service Dates Status Vogtle Units 3 & 4 Nuclear 30% Southern Nuclear 660 $ 4.2 Billion  2016 & 2017 Fully subscribed 38 of 38 Biomass I & II Biomass 100% Oglethorpe 200 $ 930 Million 2014 & 2015 Fully subscribed 37 of 38 Oglethorpe to Provide New Resources Forecasted capital expenditures (a) (in $ millions) (a) Includes allowance for funds used during construction. 0 100 200 300 400 500 600 700 800 900 1,000 2009 2010 2011 New Generation Existing Generation Environmental Compliance Nuclear fuel $698 $757 $900 Share of Nameplate Capacity Member Subscription Status 8

Expenditures for Vogtle Units 3 & 4 Have Begun Participating in the development of two additional nuclear units at Plant Vogtle. 2016 and 2017 planned in-service dates. AP1000 design. Westinghouse and Stone & Webster consortium is EPC contractor. 30% share or 660 MW of 2,200 MW total plant capacity. Georgia Power, MEAG and City of Dalton are other owners. $4.2 billion estimated total cost to Oglethorpe (including AFUDC). Pursuing DOE loan guarantees to supplement taxable and tax-exempt capital markets financing. Vogtle is one of four projects selected for term sheet negotiation phase. Final decision on loan approval is not anticipated until late in 2009. If approved, DOE could provide a maximum of 80% funding. 9

Financial Highlights Betsy Higgins Executive Vice President and Chief Financial Officer

Six Months Ended Year Ended June 30, December 31, ($ in thousands) 2009 2008 2008 2007 2006 Statement of Revenues and Expenses: Operating Revenues: Sales to Members $582,232 $610,355 $1,237,649 $1,149,657 $1,127,423 Sales to Non-Members 640 573 1,111 1,585 1,456 Operating Expenses 459,190 504,872 1,041,681 964,014 942,582 Other Income 21,329 21,794 43,381 54,854 51,414  Net Interest Charges (116,555) (112,365) (221,201) (223,021) (219,510) Net Margin 28,456 15,485 19,259 19,061 18,201 Margins for Interest Ratio(a) n/a n/a 1.10x 1.10x 1.10x Income Statement Excerpts(a) Margins for Interest ratio is calculated on an annual basis and is determined by dividing Oglethorpe’s Margins for Interest by Interest Charges, both as defined in Oglethorpe’s Indenture. The Indenture obligates Oglethorpe to establish and collect rates that, subject to any necessary regulatory approvals, are reasonably expected to yield a Margins for Interest ratio equal to at least 1.10 for each fiscal year. In addition, the Indenture requires a showing of Oglethorpe’s having met this requirement for certain historical periods as a condition for issuing additional obligations under the Indenture. For 2009, Oglethorpe’s board of directors approved a budget to achieve a 1.12 Margins for Interest ratio, above the minimum 1.10 ratio required by the Indenture. For 2010, the board approved a further increase in Margins for Interest ratio to 1.14x 11

Balance Sheet Excerpts

OglethorpePower

($ in thousands)	June 30, 2009	December 31, 2008	2007	2006
Balance Sheet Data:				
Assets:				
Total Electric Plant	$4,037,312	$3,639,395	$3,481,194	$3,461,301
Total Assets	5,818,074	5,044,452	4,937,320	4,901,745
Capitalization:				
Patronage Capital and Membership Fees	$564,285	$535,829	$516,570	$497,509
Accumulated Other Comprehensive Loss	(1,427)	(1,348)	(32,691)	(28,988)
Subtotal	**$562,858**	**$534,481**	**$483,879**	**$468,521**
Long-term Debt and Obligations under Capital Leases	$3,853,906	$3,514,923	$3,552,367	$3,481,294
Obligation under Rocky Mountain Transactions	111,868	108,219	101,272	94,772
Long-term Debt and Capital Leases due within one year	115,023	110,647	143,400	234,621
Total Long-Term Debt and Equities	**$4,643,655**	**$4,268,270**	**$4,280,918**	**$4,279,208**
Equity Ratio[(a)]	**12.2%**	**12.6%**	**12.1%**	**11.6%**

(a) The equity ratio is calculated, pursuant to Oglethorpe's Indenture, by dividing patronage capital and membership fees by total capitalization plus long-term debt due within one year (Total Long-Term Debt and Equities in the table above). Oglethorpe has no financial covenant that requires it to maintain a minimum equity ratio; however, a covenant in the Indenture restricts distributions of equity (patronage capital) to its Members if its equity ratio is below 20%. Oglethorpe also has a covenant in one of its line of credit agreements requiring a minimum total patronage capital of $429 million currently. The equity ratio is less than that of many investor-owned utilities because Oglethorpe operates on a not-for-profit basis and has a significant amount of authority to set and change rates to ensure sufficient cost recovery to produce margins to meet financial coverage requirements.

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Rate Structure Assures Recovery of All Costs + Margin Note: Indenture requires an MFI ratio of least 1.10x Margin Coverage (Budgeted) Fixed costs: Bill Members based on board-approved annual budget and budget revisions throughout the year, if necessary. Prior period adjustment mechanism covers any year-end shortfall. Energy costs: Actual costs are passed through. Monthly true-up of estimate vs. actual. MFI coverage requirement of 1.10x under Indenture. Budget of 1.12x MFI for 2009. Budget of 1.14x MFI for 2010. Wholesale Power Contract: Formulary rate. Designed to recover all costs, including margin. Rates not subject to approval of RUS or any other federal or state agency or authority. (Projected) 1.10 1.10 1.10 1.10 1.10 1.14 1.10 1.10 1.10 1.10 1.12 $20.0 $18.4 $17.5 $16.9 $17.2 $17.7 $18.2 $19.1 $19.3 $26.7 $33.9 1.00 1.10 1.20 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 MFI Coverage $0 $10 $20 $30 Net Margin (Mn) 13

Oglethorpe’s Liquidity Position is Strong $800 - $283 $517 $324 $841 Represents 395 days of liquidity on hand. as of August 12, 2009 $0 $200 $400 $600 $800 $1,000 Total Credit Facilities Less Borrowings Available Line Capacity Cash (Excluding $81 Million in RUS Cushion of Credit Total Liquidity Millions 14

Significant Financing Activity in 2009 Completed to date in 2009 $350 million taxable FMBs issued in February 2009. Completed RMLC surety wrap for five of six leases (representing about 90% of Oglethorpe’s exposure). $250 million credit facility with CFC closed in August 2009. Upcoming in 2009 Completing RMLC surety wrap for one remaining equity participant. $23 million of Clean Renewable Energy Bonds (expect to issue September 2009). $738 million of RUS loans approved but not yet drawn. Approximately $48 million to be drawn in 2009. Up to $500 million of taxable FMBs in the fall of 2009. Up to $120 million tax-exempt financing in the fourth quarter. Evaluation of additional credit facilities. Post 2009 Applied to RUS for approximately $933 million for two Biomass facilities. Applying to RUS for Hawk Road and Hartwell facilities financing. Applied to DOE for Vogtle 3 & 4 expenditures (up to 80%). Additional taxable and tax-exempt financings. 15

Oglethorpe is a Strong, Stable Credit One of the largest electric cooperatives in the United States. Oglethorpe has long-term, take-or-pay Wholesale Power Contracts with its Members through 2050. Members' obligations under the Wholesale Power Contracts are joint and several. Primarily residential customer base — approximately 68% of Members’ MWh sales and operating revenue. Rate structure assures cost recovery. Oglethorpe and its Members are not subject to regulation for rate setting purposes. Well diversified power supply portfolio. Substantial value in existing resources. Strong operational and financial performance. 16

Additional Information A link to this presentation will be posted on Oglethorpe’s website www.opc.com. Oglethorpe’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are made available on our website. For additional information please contact: Name Title Email Address Phone Number Betsy Higgins Executive Vice President and Chief Financial Officer betsy.higgins@opc.com  770-270-7168 Tom Brendiar Director, Bank and Investor Relations tom.brendiar@opc.com 770-270-7173 Joe Rick Director, Capital Markets joe.rick@opc.com 770-270-7240 17